Exhibit 99.1

HIVE DIGITAL TECHNOLOGIES LTD.

HIVE Signs Long-Term HPC Colocation LOI with Investment-Grade
Swedish Client at Boden, Retrofit to Support Up to 10,000 GB300
GPUs

This news release constitutes a "designated news release" for the purposes of the Company's amended and restated prospectus supplement dated June 16, 2026 to its short form base shelf prospectus dated
October 31, 2025.

San Antonio, Texas, June 25, 2026 - HIVE Digital Technologies Ltd. (TSX: HIVE) (Nasdaq: HIVE) (FSE: YO0) (BVC: HIVECO) (the "Company" or "HIVE"), today announces it has signed a letter of intent ("LOI") with an investment-grade, sovereign Swedish technology company (the "Client") for an up to 10 year lease of the Company's 32 megawatt ("MW") Boden, Sweden facility. The LOI is non-binding and subject to the negotiation and execution of a definitive agreement. As previously announced on June 18, 2026, the Boden Municipal Council has approved the Company's acquisition of the Boden facility from Bodens Utvecklings AB.

HIVE has operated at the Boden facility since 2018, including the operation of approximately 130,000 GPUs in the region. Building on that operational foundation, the LOI contemplates a term of up to 10 years for a usable critical IT load of approximately 25 MW.

Pursuant to the LOI, the Company expects to retrofit the facility to support up to 10,000 GB300 GPUs, with single rack densities up to 150 kW, using hybrid direct-to-chip ("DTC") liquid cooling and air cooling. The gross utility load of the site at 32 MW correlates to a critical IT load of approximately 25 MW, which this LOI contemplates for HPC colocation.

HIVE has been deeply embedded in the Boden community for almost a decade, investing in the region, supporting local initiatives, and building partnerships with local stakeholders throughout its operations at the facility. Following rigorous site visits and technical diligence, the Client selected HIVE's Boden facility as its long-term HPC colocation home in Sweden.

Leadership Commentary

Frank Holmes, Executive Chairman of HIVE, stated:

"The nations that control the compute will shape the next century. This LOI is a reflection of what patient, long-term infrastructure thinking produces. We built in Sweden when others were not looking at the Nordics, and an investment-grade, sovereign Swedish technology client committing to up to 10 years at this facility is the proof of what that patience delivers. The power is clean, the infrastructure is proven, and the trust has been earned. At HIVE, we turn clean electrons into compute. That is the business. As we expand our global footprint from Canada to Paraguay to Sweden, each milestone reflects the same conviction: sovereign AI infrastructure is one of the most important buildouts of our generation, and HIVE is building it."

Aydin Kilic, President & CEO of HIVE, added:

"We see this legacy site in Boden as a strategic long-term asset for the Company. This site has evolved from a GPU compute facility supporting Ethereum and now comes full circle as a high-power-density, liquid-cooled GPU facility based on GB300 NVL72 architecture. We anticipate this to contribute significant annual recurring revenue, and we look forward to securing a long-term colocation offtake lease with the Client for this facility, which we believe could create long-term stable cashflows for HIVE as we make significant investments to upgrade it."

Johanna Thörnblad, Country Site President, Sweden, stated:

"The signing of this agreement is both a commercial milestone and a powerful symbol of the future we are building in Boden. This project reinforces our commitment to supporting digital sovereignty while building world-class infrastructure that serves the long-term needs of Sweden."

About HIVE

Founded in 2017, HIVE Digital Technologies Ltd. was among the first publicly listed companies to prioritize mining digital assets powered by green energy. Today, HIVE builds and operates next-generation Tier-I and Tier-III data centers across Canada, Sweden, and Paraguay, serving both Bitcoin and high-performance computing clients. HIVE's dual engine infrastructure, driven by hashrate services and GPU-accelerated AI computing, delivers scalable, environmentally responsible solutions for the digital economy. For more information, visit hivedigitaltech.com.

For more information, visit hivedigitaltech.com, or connect with us on:

X: https://x.com/HIVEDigitalTech
YouTube: https://www.youtube.com/@HIVEDigitalTech
Instagram: https://www.instagram.com/hivedigitaltechnologies/
LinkedIn: https://linkedin.com/company/hiveblockchain

On Behalf of HIVE Digital Technologies Ltd.

"Frank Holmes"
Executive Chairman

For further information, please contact:

Nathan Fast, Director of Marketing and Branding

Frank Holmes, Executive Chairman

Aydin Kilic, President & CEO

Tel: (604) 664-1078

Neither the TSX, Nasdaq, nor any other securities exchange or regulatory authority accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Information

Except for statements of historical fact, this news release contains "forward-looking information" within the meaning of applicable U.S. and Canadian securities laws, which may include but is not limited to statements regarding: the conversion of the letter of intent into a definitive lease agreement with the Client; the closing of the acquisition of the Boden facility; the anticipated contribution of the Boden facility to the Company's annual recurring revenue; the anticipated term of up to10 years for HPC colocation at the Boden facility; the planned retrofit of the Boden facility to support up to 10,000 GB300 GPUs with single rack densities of up to 150 kW; the deployment of hybrid direct-to-chip liquid cooling and air cooling infrastructure; the utilization of approximately 25 MW of critical IT load for HPC colocation; the expected deployment, timing, capacity, and expansion of BUZZ HPC's GPU-accelerated infrastructure in general; and any other future-oriented statements. Forward looking information is often identified by words such as "expects" "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "positioning", "contemplates", "believes", "on track" or "intends" or variations of such words and phrases.

Forward-looking information is based on current expectations, estimates, forecasts, and projections, as well as management's beliefs and assumptions, including that the LOI will convert to a definitive agreement on substantially similar terms, the retrofit will be completed on expected timelines and within budget, that the acquisition of the Boden facility will occur, demand for HPC colocation and AI computing will continue to grow, and regulatory requirements will remain consistent with current expectations, and other related risks as more fully set out in the Company's disclosure documents under the Company's filings at www.sec.gov/EDGAR and www.sedarplus.ca.

Forward-looking information involves known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such forward-looking information. Such factors include, but are not limited to the following risks: the LOI may not convert to a definitive agreement; the retrofit may not be completed on expected timelines or within budget; the acquisition of the Boden facility may not be consummated; performance expectations may not be achieved; demand for HPC colocation or AI infrastructure may be lower than anticipated; partnerships or regulatory approvals may not materialize as expected; and the risk factors described in the Company's continuous disclosure documents available on SEDAR+ at www.sedarplus.ca and under the Company's EDGAR profile at sec.gov. Readers are cautioned not to place undue reliance on forward-looking information. The Company disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events, or otherwise, except as required by law.